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                                                               EXHIBIT 10.18

                                MIDWAY GAMES INC.
                          3401 North California Avenue
                                Chicago, IL 60618



                                 March 5, 1998


Mr. Neil D. Nicastro
999 North Sheridan Road
Lake Forest, Illinois 60045

Dear Mr. Nicastro:

         Reference is made to your Employment Agreement dated July 1, 1996 (the "Midway Employment Agreement") between Midway Games Inc. ("Midway") and you. Reference is also made to (i) a letter agreement between you and WMS Industries Inc. ("WMS"), dated the date hereof, pursuant to which your employment by WMS will be terminated effective on the distribution date for the spin-off of the Midway shares owned by WMS (the "Effective Date") and (ii) a consulting agreement between you and WMS dated the date hereof.

         This letter will reflect our agreement that on the Effective Date, the Midway Employment Agreement shall be deemed amended as follows:

         1. The first sentence of subparagraph 3(b) of the Midway Employment Agreement shall be amended in its entirety to read as follows:

                  "Commencing with the fiscal year of Midway beginning July 1, 1997 and each fiscal year thereafter during the term of this Agreement, Nicastro shall be paid a bonus in the amount equal to two percent (2%) of `pre-tax income'."

         2. The first sentence of subparagraph 3(c) of the Midway Employment Agreement shall be amended in its entirety to read as follows:

                  "In addition to other compensation hereunder, Nicastro shall be entitled to participate in and receive the benefits of all pension and retirement plans, bonus plans, health, life, hospital, medical and dental insurance (including reimbursement for all medical and dental expenses incurred by him, his spouse and his children twenty-one (21) years of age or younger, to the extent such expenses are not otherwise reimbursed by insurance provided by Midway) and all other employee benefits and perquisites generally made available to employees of Midway."

         3. The last sentence of subparagraph 3(c) of the Midway Employment Agreement shall be amended to substitute "Two Million Dollars ($2,000,000)" for "One Million Dollars ($1,000,000)."





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Mr. Neil D. Nicastro                     2                       March 5, 1998

         4. Paragraph 5 of the Midway Employment Agreement shall be amended (i) to add in subparagraph 5(a), after the word "WMS", the words "Industries Inc. ('WMS')"; (ii) to add a clause at the end of subparagraph 5(a)(i) as follows:
"or if such corporation is WMS"; and (iii) to amend subparagraph 5(b) in its entirety to read as follows:

                  "Midway acknowledges that Nicastro currently serves as a director of WMS and as a consultant to WMS pursuant to a letter agreement dated March 5, 1998, and he will perform such services as a director or pursuant to such agreement as he shall consider appropriate. Any termination of this Agreement by Midway by reason of Nicastro's performance of any such services shall be deemed a termination in violation of this Agreement."

         In all other respects, the Midway Employment Agreement is hereby confirmed and is in full force and effect. If the Effective Date does not occur by June 30, 1998, this letter agreement shall be of no force or effect.

         Please indicate your agreement to the foregoing by signing this letter in the place provided below.

                                        Very truly yours,

                                        MIDWAY GAMES INC.



                                        By:  /s/ Harold H. Bach, Jr.
                                             ----------------------------------
                                             Harold H. Bach, Jr.
                                             Executive Vice President - Finance
Accepted and Agreed to:


/s/ Neil D. Nicastro
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NEIL D. NICASTRO